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                         Banc of America Securities, LLC
                         Code of Ethics under Rule 17j-1
                         Investment Company Act of 1940

This Code of Ethics (the "Code") sets forth rules adopted by Banc of America Securities, LLC ("BAS") in order to comply with the requirements of Rule 17j-1 under the Investment Company Act of 1940.

This Code is adopted and will be effective only so long as BAS acts as the principal underwriter of the BACAP Opportunity Strategy, LLC, a registered closed-end investment company. ("Fund")

Access Persons

No manager or officer of BAS will make, participate in or obtain information regarding the purchase or sale of Covered Securities by the Fund nor in the ordinary course of business will they make any recommendation to the Fund regarding the purchase or sale of Covered Securities.

Accordingly, no manager or officer of BAS is or will become an "Access Person" with respect to a Fund.

The term Covered Security shall have the meaning set forth in Rule 17j-1.